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                                   EXHIBIT 11
                              HUBBELL INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   THREE MONTHS ENDED           SIX MONTHS ENDED
                                                       JUNE 30,                    JUNE 30,
                                                       --------                    --------
                                                 1997           1996           1997           1996
                                                -------        -------        -------        -------
Net Income                                      $41,415        $35,746        $77,714        $67,415
                                                =======        =======        =======        =======

Weighted average number of common shares
  outstanding during the period                  67,217         65,915         67,217         65,915

Common equivalent shares                          1,704          1,188          1,497          1,182
                                                -------        -------        -------        -------

Average number of shares outstanding             68,921         67,103         68,714         67,097
                                                =======        =======        =======        =======

Earnings per Share                              $  0.60        $  0.53        $  1.13        $  1.00
                                                =======        =======        =======        =======





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